EXHIBIT 11

            NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                For the Three Months Ended June 30, 1997 and 1996
                                   (Unaudited)
                      (In Thousands Except Per Share Data)



                                                           1997         1996


Earnings applicable to common
stock shares:

   Net earnings                                     $      11,798       11,840


Weighted average common
stock shares outstanding                                    3,491        3,491


Primary and fully diluted earnings
per common stock share:

   Net earnings                                     $        3.38         3.40





                                   EXHIBIT 11

            NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                 For the Six Months Ended June 30, 1997 and 1996
                                   (Unaudited)
                      (In Thousands Except Per Share Data)


                                                           1997         1996


Earnings (losses) applicable to
common stock shares:

   Earnings from continuing operations              $      18,550       20,584
   Losses from discontinued operations                    (1,000)         -

   Net earnings                                     $      17,550       20,584


Weighted average common
stock shares outstanding                                    3,491        3,491


Primary and fully diluted earnings
(losses) per common stock share:

   Earnings from continuing operations              $        5.32         5.90
   Losses from discontinued operations                     (0.29)         -

   Net earnings                                     $        5.03         5.90
